New York State
Department of State
DIVISION OF CORPORATIONS, STATE RECORDS AND UNIFORM COMMERCIAL CODE
One Commerce Plaza
99 Washington Ave.
Albany, NY 12231-0001
www.dos.ny.gov

CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF

Meridian Waste Solutions, Inc.

(Insert the Current Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

FIRST: The current name of the corporation is:

Meridian Waste Solutions, Inc.

If the name of the corporation has been previously changed, the name under which it was originally formed is:

CIP, Inc.

SECOND: The date of filing of the certificate of incorporation with the Department of State is:

November 12, 1993

THIRD: The amendment effected by this certificate of amendment is as follows:

The subject matter and full text of each amended paragraph must be stated.

FOR EXAMPLE, a certificate of amendment changing the name of the corporation would read as follows:

Paragraph FIRST of the Certificate of Incorporation relating to the name of the corporation is amended to read in its entirety as follows:

FIRST: The name of the corporation is (....new name....).

Paragraph Fourth of the Certificate of Incorporation relating to

capitalization of the corporation and the designations of classes of preferred stock,

pursuant to the authority granted to the Board in this Certificate of Incorporation

is amended to read in its entirety as follows:

FOURTH: The aggregate number of shares which the corporation shall have the authority to issue shall be Eighty Million (80,000,000) shares, as follows:
a. Common Stock: Of the total authorized capital stock, the corporation shall have the authority to issue Seventy-five Million (75,000,000) shares having a par value of $0.025 each, which shares shall be designated "Common Stock".
(cont'd - see attached)

(cont'd)

b. Preferred Stock: The corporation shall have the authority to issue Five Million (5,000,000) shares with the par value of $0.001 each, which shares shall be designated "Preferred Stock."

A. Shares of Preferred Stock may be issued from time to time in one or more series, each series to have distinctive serial designations, as shall hereafter be determined for issuance of such Preferred Stock, from time to time, adopted by the Board of Directors pursuant to authority so to do, which is hereby vested in the Board of Directors, which resolutions shall be filed with the Department of State of the State of New York as required by law.

B. Each series of Preferred Stock:

(i) May have such number of shares;
(ii) May have such voting powers, full or limited, or may be without voting powers;
(iii) May be subject to redemption at such time or times and at such prices;
(iv) May be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, from such date or dates, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;
(v) May have such rights upon the dissolution of, or upon any distribution of, the assets of the corporation;
(vi) May be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation at such price or prices or at such rates of exchange, and with such adjustments;
(vii) May be entitled to the benefit of a sinking fund or purchase fund, to be applied to the purchase or redemption of shares of such series;
(viii) May be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of this corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or any other series), and upon the payment of dividends or the making of other distributions on, and the purchase redemption or other acquisition by this corporation or any subsidiary of any outstanding stock of this corporation; and
(ix) May have such other relative, participation, optional or other rights, qualifications, all as shall be stated in said resolution or resolutions providing for the issuance of such Preferred Stock. Except where otherwise set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock, the number of shares comprising such series may be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors.

C. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the corporation, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of the series of which they were, subject to the conditions or restrictions on issuance set forth in the resolutions or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock and subject to any filing required by law.

c. Of the 5,000,000 shares of Preferred Stock that the corporation is authorized to issue, (i) fifty-one (51) shares shall be designated Series A Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section d. below; (ii) seventy-one thousand one hundred and twenty (71,120) shares shall be designated Series B Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section e. below; (iii) sixty-seven thousand three hundred sixty-one (67,361) shares shall be designated Series C Preferred Stock, $0.001 par value per share, having such preferences and rights as are described in Section f. below; and (iii) four million eight hundred sixty-one thousand four hundred sixty-eight (4,861,468) shares shall remain available for designation upon the determination of the Board of Directors in accordance with the corporation's Certificate of Incorporation, as amended.

d.

I. SERIES A PREFERRED - DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series A Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock").

B. Number of Shares. The number of shares of Series A Preferred Stock authorized shall be fifty-one (51) shares. Each share of Series A Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value").

C. Dividends. Initially, there will be no dividends due or payable on the Series A Preferred Stock. Any future terms with respect to dividends shall be determined by the Board consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board shall promptly file or cause to be filed.

II. LIQUIDATION AND REDEMPTION RIGHTS

Upon the occurrence of a Liquidation Event (as defined below), the holders of Series A Preferred Stock are entitled to receive net assets on a pro rata basis. Each holder of Series A Preferred Stock is entitled to receive ratably any dividends declared by the Board, if any, out of funds legally available for the payment of dividends. As used herein, "Liquidation Event" means (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation,

(ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations, unless (a) the holders of the Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter (the "Permitted Merger"), unless the holders of the shares of Series A Preferred Stock elect otherwise or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the holders of Series A Preferred Stock elect otherwise.

III. CONVERSION

No conversion of the Series A Preferred Stock is permitted.

IV. RANK

All shares of the Series A Preferred Stock shall rank (i) senior to the Corporation's Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) *pari passu* with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series A Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series A Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

V. VOTING RIGHTS

Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) 0.019607 *multiplied by* the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the "Numerator"), *divided by* (y) 0.49, *minus* (z) the Numerator. For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 5,000,000, the voting rights of one share of the Series A Preferred Stock shall be equal to 102,036 (e.g. ((0.019607 x 5,000,000) / 0.49) – (0.019607 x 5,000,000) = 102,036).

With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Series A Preferred Stock shall vote together with the holders of Common Stock without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation's Certificate of Incorporation or by-laws.

VI. PROTECTION PROVISIONS

So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series A Preferred Stock, alter or change the rights, preferences or privileges of the Series A Preferred so as to affect adversely the holders of Series A Preferred Stock.

VII. MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series A Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series A Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A Preferred granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series A Preferred Stock.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Meridian Waste Solutions, Inc.
12540 Broadwell Road, Suite 2104
Milton, GA 30004
Attention: Jeffrey S. Cosman
Telephone: (678) 871-7457

If to the holders of Series A Preferred, to the address listed in the Corporation's books and records.

e.

I. SERIES B PREFERRED - DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series B Preferred Stock, $0.001 par value per share (the "Series B Preferred Stock").

B. Number of Shares. The number of shares of Series B Preferred Stock authorized shall be seventy one thousand one hundred twenty (71,120) shares. Each share of Series B Preferred Stock shall have a stated value equal to $0.001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series B Stated Value").

C. Dividends. The holders of record of shares of Series B Preferred Stock shall be entitled to receive when, as, and if declared by the Board of Directors cumulative dividends at the rate of twelve percent (12%) of the Original Issue Price (as defined in section II.A) per share per annum, out of any funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in common stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of common stock of the Corporation) on the common stock of the Corporation. The dividends shall accrue from the Original Issuance Date (as defined in section III.A) and be payable, in arrears, yearly on the 15th day of January, of each year. Each declared dividend shall be payable to the holders of record as they appear on the stock books of the Corporation at the close of business on such record dates, not more than sixty (60) calendar days preceding the payment dates therefor, as are determined by the Board of Directors of the Corporation or a duly authorized committee thereof. Notwithstanding the foregoing, in lieu of a cash dividend payment, the Corporation may elect to distribute shares of common stock as payment of any dividend then due and payable. If the Corporation elects to pay dividends in common stock in lieu of cash, the Corporation shall issue to such holder such number of fully paid and non-assessable shares of common stock as shall have an aggregate conversion price value (determined as of the date such dividend is payable) equal in amount to the cash dividend payable.

II. LIQUIDATION AND REDEMPTION RIGHTS

A. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of record of shares of Series B Preferred Stock shall be entitled to receive, immediately prior and in preference to any distribution to the holders of the Corporation's common equity securities, an amount per share equal to the sum of (i) One Hundred and 00/100 Dollars ($100.00) (the "Original Issue Price") and (ii) any accrued and unpaid dividends on the Series B Preferred Stock. If upon the occurrence of such event the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series B Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series B Preferred Stock, pro rata, based on the liquidation amounts to which such holders are entitled.

Upon the completion of the distribution required by this section, if assets remain in this Corporation, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to this section) and junior securities in accordance with the Corporation's Articles of Incorporation, as amended.

A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or distribution of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related

transactions in which more than 50% of the voting power of the Corporation is disposed of, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this section.

B. Redemption Rights. The Series B Preferred Stock may be redeemed at the Corporation's option, in whole or in part, at any time and from time to time one hundred eighty (180) days after the Original Issuance Date, at a redemption price per share equal to the Original Issue Price of such share, plus any accrued and unpaid dividends on the shares to be redeemed (such sum is hereinafter referred to as the "Redemption Price"); provided, however, that if there are any accrued yearly dividends on the Series B Preferred Stock which have not been paid or declared and a sum sufficient for the payment thereof set apart, the Corporation may not redeem any shares of Series B Preferred Stock unless all then outstanding shares of such stock are so redeemed.

At least thirty (30) days but not more than sixty (60) days prior to the date on which the Corporation wishes to effect a redemption pursuant to this section (the "Redemption Date"), written notice shall be sent via telecopy (with a copy to be mailed, first class postage prepaid), to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series B Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, its certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Each holder of Series B Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable by wire transfer of immediately available funds to an account designated in writing by such holder and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holder of shares of Series B Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series B Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series B Preferred Stock. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date, but which it has not redeemed.

On or prior to each Redemption Date and after giving the Redemption Notice, the Corporation may deposit the Redemption Price of all shares of Series B Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation organized under the laws of the United States of America having aggregate capital and surplus of at least $5,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered its share certificate to the Corporation pursuant to this section. As of the date of deposit of the Redemption Price as aforesaid (the "Deposit Date"), the deposit shall constitute full payment of the shares to their holders, and from and after the Deposit Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the rights to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. The balance of any moneys deposited by the Corporation pursuant to this Section 8(d) remaining unclaimed at the expiration of six (6) months following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

III. CONVERSION

A. Each holder of shares of Series B Preferred Stock shall have the option to convert any or all of the shares issued to such holder at any time after the earlier of (i) the one hundred eightieth (180th) day following the date on which such shares of Series B Preferred Stock were first issued (the "Original Issuance Date"), or (ii) the date after the Original Issuance Date on which a registration to be filed by the Corporation with the United States Securities and Exchange Commission with respect to shares of its common stock becomes effective.

B. Each share of Series B Preferred Stock may be converted at the option of the holder thereof at the times set forth herein, and without payment of any additional consideration, into the number of fully paid, nonassessable shares of common stock, par value $0.0001 per share, of the Corporation (the "Common Stock"), as is determined by applying the following formula (the "Conversion Formula"): divide the Original Issue Price by 75% of the average closing bid price (as reported by the OTC Market Place or OTCBB) of the Common Stock for the five (5) consecutive trading days ending on the trading day of the receipt by the Corporation of the notice of conversion (the date upon which notice of conversion is received by the Corporation is hereinafter defined as the "Date of Conversion", and the foregoing formula price as hereinafter referred to as the "Conversion Price").

C. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In order to convert Series B Preferred Stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Corporation, and shall give written notice to the Corporation at such office that the holder elects to convert the same, the number of shares of Series B Preferred Stock so converted and a calculation of the Conversion Price (with an

advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless such shares of Series B Preferred Stock are delivered to the Corporation as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation and its transfer agent to indemnify the Corporation from any loss incurred by it in connection with such certificates.

D. Within two (2) business days after the notice of conversion is delivered in accordance with the procedures set forth above, the Company shall instruct the transfer agent to issue shares of its Common Stock and to forward the same to the holder, together with the certificate or certificates for the Preferred Stock to be converted as described above.

E. In no event shall the Holder, or any future holder, be entitled to convert any portion of this Preferred in excess of that portion of this Preferred upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Preferred or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion of exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than Nine Point Nine Nine Percent (9.99%) of the outstanding shares of Common Stock of the Company. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended and Regulations 13D-G thereunder.

IV. RANK

All shares of the Series B Preferred Stock shall rank (i) senior to the Corporation's Common Stock and any other class or series of capital stock of the Corporation hereafter created, (ii) *pari passu* with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series B Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

V. VOTING RIGHTS

The holders of Series B Preferred Stock will have voting rights as set forth below or as otherwise from time to time required by law. To the extent that under New York law the vote of the holders of the Series B Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series B Preferred Stock shall constitute the approval of such action by the class. On all other matters, the holders of Series B Preferred Stock shall be

entitled to vote with the holders of Common Stock, voting together as one class, and each share of Series B Preferred Stock shall be entitled to one (1) vote. Holders of the Series B Preferred Stock shall be entitled to notice of all shareholders meetings.

VI. PROTECTION PROVISIONS

So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Series B Preferred Stock set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock: (i) alter or change the rights, preferences or privileges of the shares of the Series B Preferred Stock or any other securities as to affect adversely the Series B Preferred stock, or (ii) do any act or thing which would result in taxation of the holders of shares of the series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereinafter from time to time amended.

VII. MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series B Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series B Preferred Stock.

B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C. Registration Rights. The holders of Series B Preferred Stock shall be granted "piggy-back" registration rights on any registration statement filed for the contemplation of an offering of securities of more than Three Million Dollars ($3,000,000).

D. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series B Preferred granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series B Preferred Stock.

E. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Corporation:

Meridian Waste Solutions, Inc.

12540 Broadwell Road, Suite 2104
Milton, GA 30004
Attention: Jeffrey S. Cosman
Telephone: (678) 871-7457

If to the holders of Series B Preferred, to the address listed in the Corporation's books and records.

f.

I. SERIES C PREFERRED - DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series C Convertible Preferred Stock, $0.001 par value per share (the "Series C Preferred").

B. Number of Shares. The number of shares of Series C Preferred authorized shall be sixty-seven thousand three hundred sixty-one (67,361) shares. Each share of Series C Preferred shall have a stated value equal to $100 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series C Stated Value").

Dividends. Holders of Series C Preferred shares (each, a "Holder," and together, the "Holders") will be entitled to receive dividends out of any assets legally available, at a rate of eight percent (8%) per share per annum, payable quarterly on each of October 31, January 31, April 30 and July 31 of each year, beginning on October 31, 2016 (each a "Dividend Payment Date"). All dividends will be paid in either Common Stock (the "Dividend Shares") or, in the sole determination of the Company, in cash. The number of Dividend Shares issuable will be determined by dividing the amount of the dividend owed by the closing price of the Company's Common Stock as reported on the Principal Trading Market (as defined below) on which the Common Stock is then listed or quoted on the last trading day immediately preceding the Dividend Payment Date. The Company shall not issue any fractional shares of Common Stock in payment of a dividend. Any such fractional share shall be paid in cash based on the closing price used to determine the number of shares of Common Stock issued in payment of such dividend.

II. LIQUIDATION PREFERENCE

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of record of shares of Series C Preferred shall be entitled to receive, immediately prior and in preference to any distribution to the holders of the Company's other equity securities (including the Company's Common Stock and Series A Preferred Stock and Series B Preferred Stock), a liquidation preference equal to $1.12 per share plus all accrued and unpaid dividends. If upon the occurrence of such event the assets

and funds thus distributed among the Holders shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series C Preferred, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders, pro rata, based on the liquidation amounts to which such Holders are entitled. The liquidation preference of the Series C Preferred Stock described herein shall be deemed an amendment to Section e.II.A. of the Fourth Article of the Certificate of Incorporation and consistent with the ability of the Company to designate capital stock of the Company as senior to the Series B Preferred Stock, as described in Section e.II. of the Fourth Article of the Certificate of Incorporation.

Upon the completion of the distribution required by this section, if assets remain in this Company, they shall be distributed to holders of parity securities (unless holders of parity securities have received distributions pursuant to this section) and junior securities in accordance with the Certificate of Incorporation, as amended.

A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or distribution of all or substantially all of the assets of the Company shall be deemed to be a liquidation, dissolution or winding up within the meaning of this section if the shares of stock of the Company outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or the acquirer of the Company's assets in the case of a sale of assets).

III. CONVERSION

A. Optional Conversion. Each Holder shall have the right, at any time commencing after the issuance, to convert the Stated Value of such shares, as well as accrued but unpaid declared dividends on the Series C Preferred Stock (collectively "Conversion Amount") into fully paid and non- assessable shares of Common Stock of the Company ("Conversion Shares"). The number of Conversion Shares issuable upon conversion of the Conversion Amount shall equal the Conversion Amount divided by the Conversion Price then in effect. The "Conversion Price" of the Series C Preferred shall be $1.12, subject to adjustment and except as otherwise set forth below. No fractional shares of Common Stock shall be issued upon conversion of Series C Preferred. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall round up to the nearest whole share. In order to convert Series C Preferred into shares of Common Stock, the Holder shall surrender the certificate or certificates therefor, duly endorsed, to the office of the Company, and shall give written notice to the Company at such office that the Holder elects to convert the same, the number of shares of Series C Preferred so converted and a calculation of the Conversion Price (with an advance copy of the certificate(s) and the notice by facsimile); provided, however, that the Company shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless such shares of Series C Preferred are delivered to the Company as provided above, or the Holder notifies the Company or its transfer agent that such certificates

have been lost, stolen or destroyed and executes an agreement satisfactory to the Company and its transfer agent to indemnify the Company from any loss incurred by it in connection with such certificates. Notice of conversion may be given by a Holder at any time during the day up to 5:00 p.m. New York City time and such conversion shall be deemed to have been made immediately prior to the close of business on the date notice of conversion is received by the Company. Within three (3) business days after the notice of conversion is delivered in accordance with the procedures set forth above, the Company shall instruct the transfer agent to issue shares of its Common Stock and to forward the same to the Holder.

B. Additional Shortfall Conversion. From the date that is six months from the date of the issuance of the Series C Preferred to a Holder until the Expiration Date (the "Reconciliation Period"), in the event that (i) either (x) on the date such Holder was issued such shares of Series C Preferred Stock fewer than 50,000 shares of the Series C Preferred, in the aggregate, had been issued or (y) such Holder was issued shares of Series C Preferred Stock pursuant to the GS Warrant (as defined below), (ii) such Holder has exercised its right to optional conversion of all of such Holder's shares of Series C Preferred, (iii) such Holder has sold all of the Conversion Shares in the Company's principal trading market and in connection therewith has sought in good faith to sell the Conversion Shares at the highest price reasonably available, in accordance with applicable securities laws and (iv) the amount of the purchase price paid to the Company by the Holder (including the purchase price for any other securities of the Company that were exchanged for Series C Preferred) for all of the shares of Series C Preferred owned by such Holder (the "Investment Amount") exceeds the net proceeds from such sale of all of the Conversion Shares (the "Shortfall Amount"), the Holder may deliver to the Company a reconciliation statement showing the net proceeds actually received by the Holder from the sale of the Conversion Shares (the "Sale Reconciliation") and, upon receipt of the Sale Reconciliation, the Company shall immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Holder in an amount sufficient such that, when sold and the net proceeds thereof are added to the net proceeds from the sale of any of the previously issued and sold Shares, the Holder shall have received total net funds equal to the Investment Amount. If additional shares of Common Stock are issued pursuant to the immediately preceding sentence, and after the sale of such additional issued shares of Common Stock, during the Reconciliation Period, the Holder still has not received net proceeds equal to at least the Investment Amount, then the Company shall again be required to immediately take all required action necessary or required in order to cause the issuance of additional shares of Common Stock to the Holder as contemplated above, and such additional issuances shall continue until the Holder has received net proceeds from the sale of such Common Stock equal to the Investment Amount (the "Additional Shortfall Conversion").[1] In the event additional Common Stock is required to be issued as described above, the Company shall instruct its Transfer Agent to issue certificates representing such additional shares of Common Stock to the Holder immediately subsequent to the Holder's notification to the Company that additional shares of Common Stock are issuable hereunder, and the Company shall in any event cause its Transfer Agent to deliver such certificates to Holder within three (3) Business Days following the date Holder notifies the Company that additional shares of Common Stock are to be issued hereunder. For the avoidance of doubt, upon either (i) Automatic Conversion (defined below) or (ii) expiration of the Reconciliation Period this

Section III.B shall be of no further force or effect. The term "Expiration Date" shall mean 5:00 p.m., E.D.T. on the date that is fifteen (15) month from the date of the issuance of the Series C Preferred to such Holder; provided, however, (i) in the event that shares of Common Stock are not eligible for resale under Rule 144 on the date that is six months from the date of the issuance of the Series C Preferred to such Holder, "Expiration Date" shall mean 5:00 p.m., E.D.T. on the date that is six months from the first date on which the shares of Common Stock are eligible for resale under Rule 144 and (ii) in the event that shares of Common Stock have been issued hereunder pursuant to an Additional Shortfall Conversion and subsequent to the issuance of all such shares and sale thereof by Holder the Shortfall Amount is greater than $0, "Expiration Date" shall mean 5:00 p.m., E.D.T. on the date that is eighteen (18) months from the date of the issuance of the Series C Preferred to such Holder. The Company may, in its sole discretion, at any time following a Sale Reconciliation, repay any Shortfall Amount in cash in lieu of issuing shares pursuant to this Section III.B.

C. Automatic Conversion. The Series C Preferred will automatically convert ("Automatic Conversion") upon the closing of an underwritten offering by the Company pursuant to which (1) the Company receives aggregate gross proceeds of at least Twenty Million United States Dollars (US$20,000,000) in consideration of the purchase of shares of Common Stock (the "Offering Securities") or (2) (a) the Company receives aggregate gross proceeds of at least Fifteen Million United States Dollars (US$15,000,000) in consideration of the Offering Securities and (b) the Common Stock becomes listed on The Nasdaq Capital Market, the New York Stock Exchange, or the NYSE MKT (the earlier to occur of (1) or (2) above, the "Qualified Offering"). Upon the closing of the Qualified Offering, all of the shares of Series C Preferred owned by such Holder will convert into Common Stock, where (a) the Conversion Price shall be the lower of (x) the Conversion Price, as adjusted, and (y) the amount calculated by multiplying the per share price of the Offering Securities by 0.80 and (b) the Holder shall receive for the Conversion Shares the same registration rights as are granted with respect to the Offering Securities pursuant to the Qualified Offering. Upon the triggering of Automatic Conversion, the Company shall send written notice (the "Automatic Conversion Notice") to each holder of record of Series C Preferred specifying the date (the "Effective Date") upon which such conversion is to become effective (which Effective Date shall not be more than ten (10) days after the event which causes such automatic conversion) and calling upon each Holder to surrender to the Company, in the manner and at the place designed in the Automatic Conversion Notice, the certificate or certificates representing the number of shares of Series C Preferred held by such Holder at such time. In the event of an Automatic Conversion, (i) the Holder will execute and deliver, as a condition to the Company's issuance and delivery of the shares underlying the Automatic Conversion, a lock-up agreement covering a period of 90 days beginning on the effective date of the registration statement in connection with the Qualified Offering (the "Lock-up Period"), in form and substance reasonably required by the Company and/or the underwriter for the Qualified Offering; and (ii) during the period beginning on the date of the Automatic Conversion and ending on the last day of the Lock-up Period, the Holder shall have the right, but not the obligation, to "put" all of the shares underlying the Automatic Conversion to the Company for redemption in cash, in the amount equal to the Investment Amount, payable within 5 days of the Company's receipt of written notice indicating such election by the Holder. On or after the Effective Date, each Holder shall surrender to the Company the certificate or certificates representing the Series C Preferred owned by such Holder as of the Effective Date in the manner and place set forth in the Automatic Conversion Notice and

thereupon the Company shall, as soon as practicable thereafter, issue and deliver to the holders of the Series C Preferred certificate(s) for the number of shares of Common Stock issuable in connection with such automatic conversion.

D. Certain Adjustments. The Conversion Price will be adjusted proportionately in the event of stock splits, reverse stock splits or stock dividends. If the Company should effectuate a reverse stock split in order to list on a Principal Trading Market and the Volume Weighted Average Price of the Common Stock during the ten trading days preceding the effective date of the reverse split is less than Conversion Price then in effect, then the Conversion Price will be adjusted to the Volume Weighted Average Price of the Common Stock during the ten trading days preceding the effective date of the reverse split on an adjusted basis. The term "Volume Weighted Average Price" means for any date, the price determined by any of the following clauses that applies: (a) if the Common Stock is then listed or quoted on any of the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market or the New York Stock Exchange (each a "Principal Trading Market"), the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time) or (b) if the Common Stock is not then quoted for trading on a Principal Trading Market and if prices are then reported in the Pink Sheets published by OTC Markets, Inc. (or a similar organization or agency succeeding to the function of reporting prices), the most recent bid price per share of the Common Stock so reported or (c) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Company's Board of Directors.

E. In no event shall the Holder, or any future Holder, be entitled to convert any portion of the Series C Preferred in excess of that portion of the Series C Preferred upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Series C Preferred or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion of exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of the Series C Preferred with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than (4.99%) of the outstanding shares of Common Stock of the Company; provided, that the foregoing shall not apply to any person exercising rights pursuant to the GS Warrant or any affiliate or transferee thereof. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises which would result in the issuance of more than 4.99%. The restriction described in this paragraph may be waived, in whole or in part, upon sixty-one (61) days' prior notice from the Holder to the Company to increase such percentage.

IV. RANK

All shares of the Series C Preferred shall rank (i) senior to the Company's Common Stock, Series A Preferred Stock and Series B Preferred Stock and any other class or series of capital stock of the Company hereafter created, the terms of which specifically provide that such class or series shall rank junior to the Series C Preferred (each of the securities in clause (i) collectively referred to as "Junior Securities") (ii) *pari passu* with any class or series of capital stock of the Company hereafter created and specifically ranking, by its terms, on par with the Series C Preferred and (iii) junior to any class or series of capital stock of the Company hereafter created specifically ranking, by its terms, senior to the Series C Preferred, in each case as to dividend distributions or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

V. VOTING RIGHTS

The Holders will vote together with the holders of the Company's Common Stock on an as converted basis on each matter submitted to a vote of holders of Common Stock. The number of votes that may be cast by a Holder shall be equal to the number of Conversion Shares issuable upon conversion of such Holder's Series C Preferred on the record date for determining those stockholders entitled to vote on the matter.

In addition, except as contemplated pursuant to the Amended and Restated Purchase Warrant for Series C Preferred Shares and Common Shares, dated on or about the date hereof, between the Company and Goldman, Sachs & Co. (as may be further amended, the "GS Warrant"), the affirmative vote of the Holders of a majority of the Company's outstanding Series C Preferred is required to (i) amend the Company's certificate of incorporation or bylaws in a way that would be adverse to the Holders, (ii) redeem or repurchase the Company's stock (other than with respect to the Series C Preferred), (iii) effect a liquidation event, (iv) declare or pay dividends (other than on the Series C Preferred), (v) and issue any securities in parity or senior to the rights of the Series C Preferred with respect to dividend distributions or distributions of assets upon liquidation, dissolution or winding up of the Company.

VI. MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series C Preferred shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series C Preferred.

B. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Company, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Company shall execute and deliver new Preferred Stock

Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders granted hereunder may be waived as to all shares of Series C Preferred (and the holders thereof) upon the unanimous written consent of the Holders.

D. GS Warrant. The terms set forth in this Certificate of Designation, including the rights of any Holder are expressly subject to, and limited by, the terms of the GS Warrant and the Company shall not be deemed in breach of this Certificate of Designation by virtue of taking any action or withholding the taking of any action contemplated hereby in order to observe or otherwise comply with the terms of the GS Warrant.

E. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

If to the Company:

Meridian Waste Solutions, Inc.
12540 Broadwell Road, Suite 2104
Milton, GA 30004
Attention: Jeffrey Cosman
Telephone: (678) 871-7454

If to the Holders, to the address listed in the Company's books and records.

Paragraph ____________ of the Certificate of Incorporation relating to

____

____

is amended to read in its entirety as follows:

____

FOURTH: The certificate of amendment was authorized by: *(Check the appropriate box)*

- [x] The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.
- [ ] The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

X ______________________
(Signature)

Jeffrey S Cosman
(Name of Signer)

CEO
(Title of Signer)

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF

Meridian Waste Solutions, Inc.

(Insert Current Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

Filer's Name Lucosky Brookman LLP

Address 101 Wood Avenue South, 5th Fl.

City, State and Zip Code Woodbridge, NJ 08830

Cust. Ref. #2380032 DRAWDOWN ACCOUNT #HD

NOTES:

1. The name of the corporation and its date of incorporation provided on this certificate must exactly match the records of the Department of State. This information should be verified on the Department of State's website at www.dos.ny.gov.
2. This form was prepared by the New York State Department of State. It does not contain all optional provisions under the law. You are not required to use this form. You may draft your own form or use forms available at legal stationery stores.
3. The Department of State recommends that all documents be prepared under the guidance of an attorney.
4. The certificate must be submitted with a **$60** filing fee.

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